                                                                    EXHIBIT 12
                              DELTA AIR LINES, INC.

    STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                  ---------------------------
                                                   Six Months     Six Months
                                                      Ended          Ended
                                                  December 31,   December 31,
                                                      1993           1992
                                                  ------------   ------------
                                                         (In Thousands)
Earnings (before cumulative effect of accounting
 changes):
  Income (loss)                                       $(80,691)     (269,583)*

Add (deduct):
  Income tax provision                                 (64,753)     (151,701)
  Fixed charges                                        347,319       299,764
  Interest capitalized                                 (18,306)      (37,211)
  Interest offset on
    Guaranteed Serial
    ESOP Notes                                          (6,259)       (6,580)

                                                      --------      --------
Earnings (loss) as adjusted                           $177,310      (165,311)
                                                      ========      ========


Fixed charges:

  Interest expense                                    $153,316       113,442
  1/3 of rentals                                       187,744       179,742
  Additional interest on
    Guaranteed Serial
    ESOP Notes                                           6,259         6,580

                                                      --------      --------
Total fixed charges                                   $347,319       299,764
                                                      ========      ========
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         Ratio of earnings to fixed charges                  -             -

         --------------------------------------------------

         Earnings for the six months ended December 31, 1993 and 1992 were inadequate to cover fixed charges. Additional earnings of $170,009 for the six months ended December 31, 1993 and of $465,075 for the six months ended December 31, 1992 would have been necessary to bring the ratios to 1.0.

         * Restated for accounting changes adopted July 1, 1992 for employers' accounting for postretirement benefits other than pensions (SFAS 106) and accounting for income taxes (SFAS 109).